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
PRICING SUPPLEMENT NO. 7 DATED JULY 18, 1997                                                                          Rule 424(b)(3)
(To the Prospectus Dated May 1, 1996, and the Prospectus Supplement dated May 16, 1996)                           File No. 333-02461
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                        AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES F
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                FIXED-RATE NOTES
                                  -------------

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
Trade Date:  July 18, 1997                   Original Issue Date:  July 23, 1997           Maturity Date: August 1, 2007
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
                                                                                                       Interest Rate
         Range of Maturities                                                                               Per Annum
         -----------------------------------------------------------------------------------------------------------
From 9 months to less than 1 year..................................................................                %
From 1 year to less than 18 months.................................................................                %
From 18 months to less than 2 years ...............................................................                %
From 2 years to less than 3 years..................................................................                %
From 3 years to less than 4 years..................................................................                %
From 4 years to less than 5 years..................................................................                %
From 5 years to less than 6 years..................................................................                %
From 6 years to less than 7 years..................................................................                %
From 7 years to less than 8 years..................................................................                %
From 8 years to less than 9 years..................................................................                %
From 9 years to less than 10 years.................................................................                %
From 10 years to less than 11 years................................................................            6.65%
From 11 years to less than 12 years................................................................                %
From 12 years to less than 13 years................................................................                %
From 13 years to less than 14 years................................................................                %
From 14 years to less than 15 years................................................................                %
From 15 years to less than 16 years................................................................                %
From 16 years to less than 17 years................................................................                %
From 17 years to less than 18 years................................................................                %
From 18 years to less than 19 years................................................................                %
From 19 years to less than 20 years................................................................                %
From 20 years to less than 21 years................................................................                %
From 21 years to less than 22 years................................................................                %
From 22 years to less than 23 years................................................................                %
From 23 years to less than 24 years................................................................                %
From 24 years to less than 25 years................................................................                %
From 25 years to less than 26 years................................................................                %
From 26 years to less than 27 years................................................................                %
From 27 years to less than 28 years................................................................                %
From 28 years to less than 29 years................................................................                %
From 29 years up to and including 30 years.........................................................                %
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Principal Amount:  $50,000,000.00

Face Amount: $50,000,000.00

Issue Price:  Par

Net Proceeds to Issuer:  $49,597,000.00

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
Specified Currency:  U.S. Dollars                                              Exchange Rate Agent:  Lehman Brothers Inc.
(If other than U.S. dollars, see attached)

Interest Payment Dates:  December 15 and June 15                               Record Dates:  December 1 and June 1
                         First Interest Payment on December 15, 1997

Agent's Commission:  $403,000.00                                               Agent:  Lehman Brothers Inc.

Global Note:       /X/Yes      / /No                                           Form: /X/ Book-Entry  / /  Certificated
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Depositary:  DTC

Redemption:  Check box opposite applicable sentence.

         /X/  The Notes cannot be redeemed prior to maturity.

         / /  The Notes may be redeemed prior to maturity.

      Terms of Redemption:


Repayment:  Check the box opposite applicable sentence.

         /X/  The Notes cannot be repaid prior to maturity.

         / /  The Notes may be repaid prior to maturity.

         Terms of Repayment:


Additional Terms: